UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

Penn Millers Holding Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34496	80-0482459
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72 North Franklin Street, PO Box P Wilkes-Barre, Pennsylvania	18773
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 233-8347

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2011, the Board of Directors of Penn Millers Holding Corporation (the Company) appointed E. Lee Beard to the Board of Directors of Penn Millers Holding Corporation and its direct and indirect subsidiaries. Ms. Beard will serve a term until the Company’s annual meeting on May 11, 2011. Ms. Beard will be nominated by the Company’s Board of Directors to stand for election by the Company’s shareholders at that annual meeting to fill a one year term as a Class III Director. Mr. James M. Revie, currently a Class II Director will retire as of the date of the May 11, 2011 annual meeting of shareholders.

Ms. Beard, 59, has over thirty years of experience in finance and accounting, primarily in the financial services industry; and has extensive experience in corporate governance. She is a trustee and chair of the audit committee and a financial expert for The Victory Funds Complex, comprised of The Victory Portfolios, The Victory Variable Insurance Funds, and the Victory Institutional Funds, each a SEC registered investment company, and has served as such since 2005. Ms. Beard is principal of the Henlee Group, LLC, providing strategic planning and board of directors advisory services to businesses.

Ms. Beard is a CPA, and received a Bachelor of Science in Business Administration — Accounting from the University of South Carolina. She holds the Certificate of Director Education from the National Association of Corporate Directors Institute (NACD). She is a member of the NACD, the Mutual Fund Directors Forum and the Independent Directors Counsel of Investment Company Institute.

Ms. Beard will be compensated for her services on the same terms as the Company’s other non-employee directors. Ms. Beard will serve on the audit and finance committees of the Board of Directors.

Also on January 26, 2011, the Company’s Board of Directors appointed Dorrance R. Belin, Esq. as Vice-Chairman of the Board. Mr. Belin has been a Board member since 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN MILLERS HOLDING CORPORATION

Date: January 28, 2011	By:	/s/ Michael O. Banks

Michael O. Banks
Executive Vice President and Chief Financial Officer